SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Post Properties, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 5, 2003

Dear Post Properties Shareholder:

      Despite the distractions imposed on Post Properties by John Williams’ effort to re-take control of your Company, we are fully focused on operations and are moving forward with our strategic plan. We remain committed to protecting and enhancing the value of your shares, and are reviewing all strategic alternatives on an ongoing basis.

      With the Annual Meeting of Shareholders now little more than two weeks away, it is important that you act now to protect your interests. We urge you to sign, date and return the enclosed WHITE proxy card. A postage-paid envelope is enclosed for your convenience. TIME IS GROWING SHORT — PLEASE ACT TODAY.

YOUR COMPANY IS BACK ON TRACK

      Under CEO Dave Stockert’s leadership, Post is rapidly recovering from the missteps of the final years of Mr. Williams’ tenure as CEO. The Williams legacy includes developing too many properties in too many markets — properties that often were not built on schedule and frequently ran over budget. The Company has regained focus since Mr. Stockert became CEO on July 1, 2002, and we are now:

•	Successfully managing the development pipeline: We have significantly reduced our development pipeline to an appropriate size in line with our peers (27% of asset value versus 9.2% for our peers in 1999, compared to 9.6% for Post versus 9.7% for our peers in 2002).[1] Our development process is back on track and all projects started since January 1, 2001 are on-time and on-budget.

•	Focusing Post’s geographic strategy: We are committed to focusing on fewer markets and to reducing Post’s exposure to the Atlanta and Dallas markets where the Company has an over-concentration of assets.

•	Effectively executing asset sales: We are ensuring the highest overall portfolio quality by selling older, less competitive assets. We are achieving excellent pricing through a competitive auction process, and we are currently on track to meet our 2003 asset sales goal of $100 to $150 million.

•	Strengthening the Post brand: Our commitment to customer service and the Post brand has resulted in steadily-increasing resident satisfaction scores over the last two years. We have also been investing in Post’s communities to preserve their competitive position.

•	Improving operating performance: During the second half of 2002, since Mr. Stockert became CEO, Post outperformed the peer group average in Atlanta and Dallas in terms of percentage change in same-property net operating income. During the same period, Post significantly outperformed its peers in terms of controlling its same-property operating expenses (2.2% decrease for Post, versus an average 3.9% increase for its peers).[2]

•	Reducing G&A: In 2002, we reduced personnel and administrative costs by 28% and headcount by 15%.[3]

•	Strengthening the balance sheet: We are applying cash from the sale of assets to reduce debt. As a result, we are strengthening the balance sheet and solidifying the Company’s credit standing.

REJECT THE WILLIAMS NEGATIVE CAMPAIGN

      As this proxy contest has unfolded in recent weeks, Mr. Williams’ solicitation strategy has come into clear focus:

•	He repeatedly criticizes the Company’s financial and stock price performance in 2002 – but never acknowledges his own responsibility, given that he was CEO for the first 6 months of the year and Chairman of the Board for the entire year. Instead, Mr. Williams wants to hold Mr. Stockert accountable for the mistakes of the Williams era.

•	When industry experts point out the shortcomings of Mr. Williams’ actions as CEO and identify Mr. Williams’ personal tax issues as cause for concern, Mr. Williams suggests that they have been bought off. Again, everything is someone else’s fault.

•	He creates and recycles a series of issues that in our view are unrelated to the one, critical issue: “Who will better serve the interests of all the shareholders?” For example, he often cites a “rumor” — possibly one created by him — and then loudly demands to know why the rumor has not been disclosed by the Company.

•	He has, in our view, misstated and exaggerated a variety of matters in what we see as an increasingly shrill effort to gain votes. For example, in criticizing the Company for termination arrangements with two departing officers, Mr. Williams grossly overstates the value of those arrangements — in one case by 74% and in the other case by 68%.

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•	Notably, the one thing Mr. Williams has said very little about is the misalignment of interests of unitholders and the holders of Common Stock. As a major unitholder, Mr. Williams faces tax considerations that can be quite different from yours.

      Negative campaign tactics do not produce positive results for shareholders. We have not sought this confrontation with Mr. Williams but, as we have said from the outset, we are more than happy to put our track record up against Mr. Williams’ and let the shareholders decide.

OUR COMMITMENT TO EXCELLENCE IN GOVERNANCE

      Your Board has moved forward aggressively with major corporate governance initiatives designed to serve the interests of all shareholders. Last week we announced that we will:

•	Eliminate the Company’s classified board — and we will be asking shareholders to vote to do so at next year’s annual meeting. Once the classified board is eliminated, directors will be elected annually.

•	Severely restrict the use of any future shareholder rights plan, commonly known as a “poison pill” — and we emphasize that the Company does not currently have any poison pill in place.

•	Not Opt-in to the Georgia Anti-Takeover Law — unless specifically authorized to do so by a shareholder vote. The Georgia Anti-Takeover Law could restrict mergers and other business combinations, and we do not want to do that.

      With your continuing support — and your vote on the enclosed WHITE proxy card — we can continue our efforts to protect your interests as a holder of the Company’s common stock.

      We believe the issue in this proxy contest is clear and well-defined. Post Properties is at a crossroads, and the value of your investment may very well be at stake. We ask for your support as we move ahead with a qualified, cohesive and dedicated Board of Directors and management.

      Your vote is IMPORTANT. Please sign, date and return your WHITE proxy card today. Once again, we thank you for your careful attention and for your continued trust and support.

Sincerely,

David P. Stockert	Robert C. Goddard, III
President and Chief Executive Officer	Chairman of the Board

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IMPORTANT

      PLEASE RETURN YOUR WHITE PROXY CARD AND DO NOT RETURN ANY OF MR. WILLIAMS’ GOLD PROXY CARDS, EVEN AS A PROTEST VOTE AGAINST HIM. ONLY YOUR LATEST DATED, SIGNED PROXY CARD WILL BE COUNTED, AND ANY GOLD PROXY YOU SIGN FOR ANY REASON COULD INVALIDATE PREVIOUS WHITE PROXY CARDS SENT BY YOU TO SUPPORT POST PROPERTIES’ BOARD OF DIRECTORS.

      Your vote is important. Please take a moment to SIGN, DATE and promptly MAIL your WHITE proxy card in the postage-paid envelope provided. If you have any questions or need assistance in voting your shares, please call:

INNISFREE M&A INCORPORATED
501 MADISON AVENUE, 20TH FLOOR
NEW YORK, NEW YORK 10022
TOLL FREE: (877) 825-8730
BANKS AND BROKERS CALL COLLECT: (212) 750-5833

     Certain statements made in this letter and other written or oral statements made by or on behalf of the Company may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and may be discussed in subsequent filings with the SEC.

[1]	Development cost as a percentage of asset value per Green Street Advisors, “Apartment REITs: 4Q02 Review” (2/19/03), “Apartment REITs: 4Q99 Quarterly Review” (2/17/00). Multifamily peer group as defined by Green Street Advisors is comprised of: AEC, AML, ASN, AVB, BRE, CPT, EQR, GBP, SMT and UDR.

[2]	Second half 2002 same-property expense growth is calculated as the average of 3Q’02 and 4Q’02 same-property expense growth amounts. Post Property peers include the following: AIV, AML, CPT, UDR, SMT, EQR, BRE, GBP, MAA, ASN, TCT, ESS, TCR, AVB and HME. Based on each of the companies’ respective Supplemental Financial Data Packages for periods ended 9/30/02 and 12/31/02, other than for EQR, HME and TCT, which have reported the relevant information in their respective Press Releases (EQR Press Releases dated 11/4/02 and 2/5/03, HME Press Releases dated 11/1/02 and 2/7/03, TCT Press Releases dated 10/31/02 and 2/6/03). Post’s results include property tax savings recorded in the fourth quarter of 2002. Excluding these savings, Post’s same-property operating expenses would have declined an average of 0.5% in the second half of 2002, compared to the same period in 2001.

[3]	Personnel and administrative costs include G&A expense as well as internal personnel and associated costs capitalized to construction and development activities. Personnel and administrative cost reduction per Post Properties Form 10-K filing for the year ended 12/31/02. Headcount reduction per Post Properties, Inc.

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